                                    EXHIBIT 6

                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is dated as of the 15th day of November, 2000 (the "Effective Date"), by and among the shareholders set forth on EXHIBIT A attached hereto (hereinafter each individually referred to as "Shareholder" and collectively referred to as "Shareholders"), Hawkeye, Inc., a Florida corporation ("Hawkeye") and Mid-Ohio Securities Corp., FBO R. Lee Smith (Acct. 15051) ("Smith", together with Hawkeye being the "Purchaser"), and Fortune Financial, Inc., a Florida corporation ("FFI").

                              W I T N E S S E T H :

         WHEREAS, Shareholders collectively own or have voting power for in excess of 51% of the outstanding common stock of FFI;

         WHEREAS, Shareholders believe it to be in their respective best interests to enter into an agreement pursuant to Florida Statutes Section
607.0731 to provide for the manner in which they will vote their shares with respect to approval or ratification of a transaction involving Purchaser's investment in FFI by the purchase of FFI Notes and Warrants as set forth in that certain Securities Purchase Agreement between FFI and Purchaser dated as of November 15, 2000 and in any documents or agreements executed and delivered contemporaneously therewith, as such transaction or such agreements may be amended from time to time upon such terms approved by the Board of Directors of the Company (including without limitation to increase or decrease the number of equity securities issuable and/or the consideration therefor) (the "Transaction"); and

         WHEREAS, the Company's financial advisors have orally indicated to the Company's Board of Directors that they believe the Transaction to be fair and in the best interests of the Company and its shareholders.

         In consideration of the mutual benefits to be derived from the covenants and agreements herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. ANNUAL MEETING AGENDA. FFI agrees to put ratification and/or approval of the Transaction on the agenda and proxy statement for a special meeting of FFI's shareholders ("Special Meeting") or the 2000 Annual Meeting of FFI's shareholders (the "2000 Annual Meeting") to be held in 2001, whichever occurs first.

         2. VOTING OF SHARES. At the Special Meeting or the 2000 Annual Meeting, each Shareholder agrees (pursuant to Florida Statutes Section 607.0731) to vote all of the shares of common stock of FFI then beneficially owned by the Shareholder and all such shares as to which the Shareholder is then entitled to exercise voting power in favor of ratification and/or approval of the Transaction as Purchaser may request; provided that the Board of Directors of the Company shall have received a written fairness opinion with respect to the Transaction satisfactory to it in its sole discretion.

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         3. NO PROXY CONTESTS. During the term of this Agreement, each
Shareholder agrees (i) not to solicit, initiate, encourage or participate in any solicitation of proxies or take any action by written consent as a Shareholder the purpose of which would be inconsistent with the provisions of this Agreement, and (ii) not to assist, advise, encourage or act in concert with any person with respect to any such conduct.

         4. TERM. This Agreement shall begin on the date hereof and shall continue until the first to occur of (i) the ratification and/or approval of the Transaction by Shareholders or (ii) the day immediately following the adjournment of the 2000 Annual Meeting.

         5. TRANSFERS. This Agreement shall be binding upon the transferees, direct or indirect, of any shares of common stock of FFI held by Shareholders. Any transferor Shareholder shall, as a condition to such transfer, require the transferee to acknowledge in writing that such transferee agrees to all the terms and conditions of this Agreement and promptly deliver a copy of such writing to Purchaser and FFI. At all times during the term of this Agreement, Shareholders agree to maintain, in aggregate, ownership or voting power for at least 51% of the outstanding common stock of FFI. Each Shareholder agrees that he will not sell, gift, transfer or convey shares of his common stock in excess of his pro rata share of the shares owned by the Shareholders in excess of 51% of the outstanding shares of common stock.

         6. NOTICE TO TRANSFER AGENT. FFI and Shareholders shall jointly notify the Company's transfer agent of the existence of this Agreement.

         7. SPECIFIC PERFORMANCE. Shareholders, Purchaser and FFI acknowledge that the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement is not performed in accordance with its terms, and therefore the parties agree that any party hereto shall be entitled to specific performance of the terms hereof in addition to any other remedy to which the parties may be entitled at law or in equity.

         8. FURTHER ASSURANCES. Each Shareholder agrees, upon the request of FFI or Purchaser, to execute such further documents, including proxies, as FFI or Purchaser may reasonably request from time to time and to take such other actions as may be reasonably necessary or desirable to carry out the intent of this Agreement. The parties acknowledge that any proxies so executed and delivered constitute proxies coupled with interest and may not be revoked during the term of this Agreement.

         9. NOTICES. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested,
(iii) deemed to have been received on the date of delivery, and (iv)

                                       22

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addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  If to Company, to:

                           Fortune Financial, Inc.
                           10475 Fortune Parkway, Suite 103
                           Jacksonville, Florida 32256
                           Attention:  President
                           Telephone: (904) 363-6339
                           Facsimile: (904) 363-3856

                  If to Purchaser, to:

                           Hawkeye, Inc.
                           c/o Arthur L. Cahoon or R. Lee Smith
                           Rock Creek Capital
                           1200 Riverplace Blvd., Suite 902
                           Jacksonville, Florida  32207
                           Facsimile:  (904) 393-9003

                  If to a Shareholder, to the respective Shareholder's as set forth on EXHIBIT A attached hereto.

         10. INVALID PROVISION. The invalidity or unenforceability of any particular provision of this Agreement shall not affect other provisions hereof, and the Agreement shall be construed in all respects as if such invalid, unenforceable provisions were omitted.

         11. MODIFICATION. No change or modification of this Agreement shall be valid unless the same be in writing and signed by all of the parties hereto.

         12. CONFLICT. In the event of a conflict in the provisions of this Agreement and that certain Shareholder Agreement dated May 24, 1999 among FFI, Allan J. McCorkle and R. Lee Smith (the "Shareholder Agreement"), the provisions of this Agreement shall govern; provided, however, this Agreement shall not be deemed to effect a termination of the Shareholder Agreement.

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

         14. APPLICABLE LAW. This Agreement shall be interpreted and enforced pursuant to the laws of the State of Florida, without application of principles of conflicts of laws.

                                       23

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         15. CONSTRUCTION. Wherever the context shall permit, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be deemed to include all or no genders.

                            [signatures on next page]












                                       24
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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

McCORKLE INVESTMENTS LTD
a Nevada LLP

/s/ ALLAN J. McCORKLE                      /s/ J. MICHAEL GARRITY
-------------------------------            ---------------------------------
By:  Allan J. McCorkle                     J. Michael Garrity

/s/ R. LEE SMITH                           /s/ THOMAS E. PERRY
-------------------------------            ---------------------------------
R. Lee Smith                               Thomas E. Perry

/s/ ROBERT THOMAS III                      /s/ HOLLY J. McCORKLE
-------------------------------            ---------------------------------
Robert Thomas III                          Holly J. McCorkle

/s/ THOMAS J. McCORKLE                     /s/ ARTHUR L. CAHOON
-------------------------------            ---------------------------------
Thomas J. McCorkle                         Arthur L. Cahoon


HAWKEYE, INC., a Florida corporation       FORTUNE FINANCIAL, INC., a Florida
                                           corporation

By:  /S/ ARTHUR L. CAHOON                  By:  /S/ J. JOHN WORTMAN
     --------------------------                 ----------------------------
     Arthur L. Cahoon                           J. JOHN WORTMAN
     President                                  President and Chief Executive
                                                Officer

MID-OHIO SECURITIES, CORP., FBO
R. LEE SMITH (Acct. 15051)                 /S/ J. JOHN WORTMAN
                                           ---------------------------------
                                               J. John Wortman

By:  /S/ R. LEE SMITH
-------------------------------
     R. Lee Smith



                                       25

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                                    EXHIBIT A

                           TO SHAREHOLDERS' AGREEMENT

                                  SHAREHOLDERS

Allan J. McCorkle                        J. Michael Garrity
11657 Village Lane                       195 North Harbor Drive, Unit 1402
Jacksonville, Florida 32223              Chicago, Illinois 60601
Telephone: (904) 880-1601                Telephone:  (312) 540-6631
Facsimile: (904) 292-070                 Facsimile:  (312) 540-9086


R. Lee Smith                             Thomas E. Perry
1200 Riverplace Boulevard, Suite 902     126 North Broad Street
Jacksonville, Florida 32207              Thomasville, GA 31792
Telephone: (904) 396-2957                Telephone:  (921) 226-1011
Facsimile: (904) 393-9003                Facsimile:  (921) 226-5744


Robert Thomas III                        Holly J. McCorkle
120 North Broad Street                   12360 San Jose Boulevard
Thomasville, Georgia 31792               Jacksonville, Florida 32223
Telephone:  (912) 226-1001               Telephone:  (904) 262-7373
Facsimile:  (912) 226-5744               Facsimile:  (904) 262-2355

Thomas J. McCorkle                       Arthur L. Cahoon
4205 North University Drive              1200 Riverplace Boulevard, Suite 902
Bldg. 1, Apt. 208                        Jacksonville, Florida 32207
Sunrise, Florida 33351                   Telephone:  (904) 393-9020
Telephone:  (954) 747-4464               Facsimile:  (904) 393-9003
Facsimile:  (954) 749-6299
J. John Wortman
10475 Fortune Parkway, Suite 103
Jacksonville, Florida 32256
Telephone: (904) 363-6339
Facsimile: (904) 363-3856